Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Note: The information contained in this Item has been updated, as applicable, to present the operating results of certain pay per click assets sold in July 2013 as discontinued operations and revise the segment reporting to reflect the change in segment performance measures for all periods presented as discussed in the Notes to Financial Statements.

The following discussion should be read in conjunction with the audited consolidated financial statements and the notes to those statements which appear elsewhere in this Annual Report on Form 10-K. This discussion contains forward-looking statements. Please see page 1 on this Annual Report on Form 10-K “Forward-Looking Statements” and Item 1A of this Annual Report on Form 10-K under the caption “Risk Factors” for a discussion of the risks, uncertainties and assumptions associated with these statements.

Overview

We are a mobile performance company that delivers consumer calls to businesses and analyzes those calls. We also provide performance-based online advertising that connects advertisers with consumers across our owned web sites as well as third party web sites.

Our technology-based products and services facilitate the efficient and cost-effective marketing and selling of goods and services for small and national advertisers who want to market and sell their products through mobile, online and offline; and a proprietary, locally-focused web site network where we help consumers find local information, as well as fulfill our advertiser marketing campaigns. Our primary products are as follows:

•	Digital Call Advertising Services. Through our Digital Call Marketplace, we deliver a variety of digital call advertising products and services to national advertisers, advertising agencies and small advertiser reseller partners. These services include providing targeted pay-for-call advertisements through the Marchex Digital Call Marketplace, and Marchex Call Analytics, one of the largest sources of call-ready media in North America. It offers exclusive and preferred ad placements across numerous mobile and online media sources, so advertisers can drive qualified calls to their businesses. It leverages our Call Analytics platform to secure call tracking numbers and to provide qualified calls to advertisers that block spam and other telemarketing calls while working to optimize the return on investment for advertisers’ marketing investment.

•	Call Analytics. Our Call Analytics (technology platform) provides data and insights that measure the performance of mobile, online and offline advertising for advertisers and small business resellers. It includes phone numbers, call tracking, recording, call mining, real-time intelligence and several other insights to help advertisers make more informed campaign optimization decisions to drive quality customer calls from their advertising and measure their return on investment across all media channels. Advertisers pay us a fee for each call they receive from call-based ads we distribute through our sources of call distribution or for each phone number tracked based on a pre-negotiated rate.

•	Local Leads. Our Local Leads platform, is a white-labeled, full service digital advertising solution for small business resellers, such as Yellow Pages providers and vertical marketing service providers, to sell digital call advertising and/or search marketing and other lead products through their existing sales channels to their small business advertisers. These calls and leads are then fulfilled by us across our distribution network, including mobile sources, and leading search engines. By creating a solution for companies who have relationships with small businesses, it is easier for these small businesses to participate in mobile, online, and offline call advertising. The lead services we offer to small business advertisers through our Local Leads platform include products typically available only to national advertisers, including pay-for-call, call tracking, presence management ad creation, keyword selection, geo-targeting, advertising campaign management, reporting, and analytics. The Local Leads platform has the capacity to support hundreds of thousands of advertiser accounts. Reseller partners and publishers generally pay us account fees and agency fees for our products in the form of a percentage of the cost of every click or call delivered to their advertisers. Through our contract with Yellowpages.com LLC d/b/a AT&T Interactive which is a subsidiary of AT&T (collectively, “AT&T”), our arrangement with AT&T relates to a business unit that is included in a newly formed unit called YP Holdings, LLC (“YP”) that AT&T sold a majority stake in to a private equity third party in 2012. YP is our largest reseller partner and was responsible for 28% of our total revenues for 2012 of which the majority is derived from our local leads platform.

•	Pay-Per-Click Advertising. We deliver pay-per-click advertisements to online users in response to their keyword search queries or on pages they visit throughout our distribution network of search engines, shopping engines, certain third party vertical and local web sites, mobile distribution and our own proprietary web site traffic sources. In addition to distributing their ads, we offer account management services to help our advertisers optimize their pay-per-click campaigns, including editorial and keyword selection recommendations and report analysis, as well as presence management services. The pay-per-click advertisements are generally ordered based on the amount our advertisers choose to pay for a placement and the relevancy of their ads to the keyword search. Advertisers pay us when a user clicks on their advertisements in our distribution network and we pay publishers or distribution partners a percentage of the revenue generated by the click-throughs on their site(s). In addition, we generate revenue from cost-per-action events that take place on our distribution network. Cost-per-action revenue occurs when the user is redirected from one of our web sites or a third party web site in our distribution network to an advertiser’s web site and completes a specified action. We also offer a private-label platform for publishers, which enable them to monetize their web sites with contextual advertising from their own customers or from our advertising relationships. We sell pay-per-click contextual advertising placements on specialized vertical and branded publisher web sites on a pay-per-click basis. Advertisers can target the placements by vertical, site or on a page-specific basis. We believe our site and page-specific approach provides publishers with an opportunity to generate revenue from their traffic while protecting their brand. Our approach gives advertisers greater transparency into the source of the traffic and relevancy for their ads and enables them to optimize the return on investment from their advertising campaigns. The contextual advertisement placements are generally ordered based on the amount our advertisers choose to pay for a placement and the relevance of the advertisement, based on historic click-through rates. Advertisers pay us when a user clicks on their advertisements in our network and we pay publishers a percentage of the revenue generated by the click-throughs on their site.

•	Proprietary Web Site Traffic. Our Proprietary Web Site Traffic includes more than 200,000 of our owned and operated web sites focused on helping users make informed decisions about where to get local products and services. The more than 200,000 web sites in our network include more than 75,000 U.S. ZIP code sites, including 98102.com and 90210.com, covering ZIP code areas nationwide, as well as tens of thousands of other locally-focused sites such as Yellow.com, OpenList.com and geo-targeted sites. Traffic to our proprietary web sites is primarily monetized with pay-per-click listings that are relevant to the web sites, as well as other forms of advertising, including impression-based advertising.

We were incorporated in Delaware on January 17, 2003. Acquisition initiatives have played an important part in our corporate history to date.

We currently have offices in Seattle, Washington; Las Vegas, Nevada; and New York, New York.

Acquisition

On April 7, 2011, we acquired 100% of the stock of Jingle Networks, Inc. (“Jingle”) a provider of mobile voice search performance advertising and technology solutions in North America for the following consideration:

•	Approximately $15.8 million in cash, net of cash acquired, and 1,019,103 shares of the Company’s Class B common stock paid at closing; plus

•	Future consideration of (i) $17.6 million, net of certain working capital adjustments on the first anniversary of the closing, and (ii) $18.0 million on the 18th month anniversary of closing, with the future consideration payable in either cash or shares of the Company’s Class B common stock or some combination to be determined by Marchex. Any shares issued in payment of the future consideration will be increased by 5%. In April 2012 and October 2012, the Company paid approximately $16.9 million and $17.9 million in cash, net of certain working capital and other adjustments, on the first and 18th month anniversary of closing, respectively.

Following the closing, we issued 462,247 shares of restricted stock at an aggregate value of approximately $3.3 million to employees of Jingle, subject to vesting for up to four years.

The fair value of the shares of Class B common stock issued as part of the consideration paid was valued at $7.6 million using the Company’s closing stock price of $7.46 per share at the acquisition date. The fair value of the future consideration payments of $34.7 million, was determined using a rate of approximately 2% based on the Company’s incremental borrowing rate and was recorded as current deferred acquisition payments in the balance sheet in 2011.

Proposed Separation

On November 1, 2012, Marchex announced that its board of directors has authorized Marchex to pursue the separation of its mobile advertising business focused on calls and Archeo, a domain and click-based advertising service into two distinct publicly traded entities. In September 19, 2013, the Company announced following a strategic review that it would no longer pursue the separation and Archeo will continue to operate as a division of the Company. The Company will continue to evaluate various strategic alternatives for the Archeo assets.

Consolidated Statements of Operations

The assets, liabilities and operations of our acquisitions are included in our consolidated financial statements as of the date of the respective acquisitions.

All significant inter-company transactions and balances within Marchex have been eliminated in consolidation. Our purchase accounting resulted in all assets and liabilities from our acquisitions being recorded at their estimated fair values on the respective acquisition dates. All goodwill, intangible assets and liabilities resulting from the acquisitions have been recorded in our consolidated financial statements.

In the third quarter of 2013, we sold certain assets related to our private-label platform for publishers and pay-per-click contextual advertising services in which the operating results have been classified and presented as discontinued operations, net of tax (see Note 14. Discontinued Operations) as well as revised our segment reporting to reflect the change in segment performance measures for all periods presented (see Note 13. Segment Reporting and Geographic Information).

Presentation of Financial Reporting Periods

The comparative periods presented are for the years ended December 31, 2010, 2011 and 2012.

Revenue

We currently generate revenue through our digital call advertising services, pay-per-click advertising, local leads platform which include our call and click services, and proprietary web site traffic.

Our primary sources of revenue are the performance-based advertising services, which include digital call advertising, pay-per-click services and cost-per-action services. These primary sources amounted to greater than 77% of our revenues in all periods presented. Our secondary sources of revenue are our local leads platform which enables partner resellers to sell call advertising and/or search marketing products and campaign management services. These secondary sources amounted to less than 23% of our revenues in all periods presented. We have no barter transactions.

We recognize revenue upon the completion of our performance obligation, provided that: (1) evidence of an arrangement exists; (2) the arrangement fee is fixed and determinable; and (3) collection is reasonably assured.

In certain cases, we record revenue based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third party refinement of the estimated and reported amounts owing that occurs subsequent to period ends.

Performance-Based Advertising Services

In providing call advertising services and pay-per-click advertising, we generate revenue upon our delivery of qualified and reported phone calls or click-throughs to our advertisers or advertising service providers’ listings. These advertisers and advertising service providers pay us a designated transaction fee for each phone call or click-through, which occurs when a user makes a phone call or clicks on any of their advertisement listings after it has been placed by us or by our distribution partners. Each phone call or click-through on an advertisement listing represents a completed transaction. The advertisement listings are displayed within our distribution network, which includes mobile and online search engines and applications, directories, destination sites, shopping engines, third party Internet domains or web sites, our portfolio of owned web sites, other targeted Web-based content and offline sources. We also generate revenue from cost-per-action services, which occurs when the online user is redirected from one of our web sites or a third party web site in our distribution network to an advertiser web site and completes the specified action.

We generate revenue from reseller partners and publishers utilizing our local leads platform to sell call advertising and/or search marketing products. We are paid account fees and also agency fees for our products in the form of a percentage of the cost of every call or click delivered to advertisers. The reseller partners or publishers engage the advertisers and are the primary obligor, and we, in certain instances, are only financially liable to the publishers in our capacity as a collection agency for the amount collected from the advertisers. We recognize revenue for these fees under the net revenue recognition method. In limited arrangements resellers pay us a fee for fulfilling an advertiser’s campaign in our distribution network and we act as the primary obligor. We recognize revenue for these fees under the gross revenue recognition method.

In providing pay-per-click contextual targeting services, advertisers purchase keywords or keyword strings, based on an amount they choose for a targeted placement on vertically-focused web sites or specific pages of a web site that are specific to their products or services and their marketing objectives. The contextual results distributed by our services are prioritized for users by the amount the advertiser is willing to pay each time a user clicks on the merchant’s advertisement and the relevance of the merchant’s advertisement, which is dictated by historical click-through rates. Advertisers pay us when a click-through occurs on their advertisement.

Search Marketing Services

Advertisers pay us additional fees for services such as campaign management. Advertisers generally pay us on a click-through basis, although in certain cases we receive a fixed fee for delivery of these services. In some cases we also deliver banner campaigns for select advertisers. We may also charge initial set-up, account, service or inclusion fees as part of our services.

Banner advertising revenue may be based on a fixed fee per click and is generated and recognized on click-through activity. In other cases, banner payment terms are volume-based with revenue generated and recognized when impressions are delivered.

Non-refundable account set-up fees are paid by advertisers and are recognized ratably over the longer of the term of the contract or the average expected advertiser relationship period, which generally ranges from twelve months to more than two years. Other account and service fees are recognized in the month or period the account fee or services relate to.

Industry and Market Factors

We enter into agreements with various mobile, online and offline distribution partners to provide distribution for pay-for-call and pay-per-click advertisement listings which contain call tracking numbers and/or URL strings of our advertisers. We generally pay distribution partners based on a percentage of revenue or a fixed amount for each phone call or per click-through on these listings. The level of phone calls and click-throughs contributed by our distribution partners has varied, and we expect it will continue to vary, from quarter to quarter and year to year, sometimes significantly. If we do not add new distribution partners, renew our current distribution partner agreements, replace traffic lost from terminated distribution agreements with other sources or if our distribution partners’ search businesses do not grow or are adversely affected, our revenue and results of operations may be materially and adversely affected. Our ability to grow will be impacted by our ability to increase our distribution, which impacts the number of mobile and Internet users who have access to our advertisers’ listings and the rate at which our advertisers are able to convert calls and clicks from these mobile and Internet users into completed transactions, such as a purchase or sign up. Our ability to grow also depends on our ability to continue to increase the number of advertisers who use our services and the amount these advertisers spend on our services.

We anticipate that these variables will fluctuate in the future, affecting our ability to grow and our financial results. In particular, it is difficult to project the number of phone calls or click-throughs which will be delivered to our advertisers and how much advertisers will spend with us, and it is even more difficult to anticipate the average revenue per phone call or click-through. It is also difficult to anticipate the impact of worldwide economic conditions on advertising budgets, including due to the economic uncertainty resulting from recent disruptions in global financial markets.

In addition, we believe we will experience seasonality. Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in levels of mobile and Internet usage and seasonal purchasing cycles of many advertisers. Our experience has shown that during the spring and summer months, mobile and Internet usage is lower than during other times of the year and during the latter part of the fourth quarter of the calendar year we generally experience lower call volume and reduced demand for calls from our mobile call advertising customers. The extent to which usage and call volume may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage and call volume during these periods may adversely affect our growth rate and results. Additionally, the current business environment has generally resulted in advertisers and reseller partners reducing advertising and marketing services budgets or changing such budgets throughout the year, which we expect will impact our quarterly results of operations in addition to the typical seasonality seen in our industry.

Service Costs

Our service costs represent the cost of providing our performance-based advertising services and our search marketing services. The service costs that we have incurred in the periods presented primarily include:

•	user acquisition costs;

•	amortization of intangible assets;

•	license and content fees;

•	credit card processing fees;

•	network operations;

•	serving our search results;

•	telecommunication costs, including the use of phone numbers relating to our call products and services;

•	maintaining our web sites;

•	domain name registration renewal fees;

•	network fees;

•	fees paid to outside service providers;

•	delivering customer service;

•	depreciation of our web sites, network equipment and internally developed software;

•	colocation service charges of our network web site equipment;

•	bandwidth and software license fees;

•	payroll and related expenses of related personnel; and

•	stock-based compensation of related personnel.

User Acquisition Costs

For the periods presented the largest component of our service costs consist of user acquisition costs that relate primarily to payments made to distribution partners for access to their mobile, online, offline, or other user traffic. We enter into agreements of varying durations with distribution partners that integrate our services into their web sites and indexes. The primary economic structure of the distribution partner agreements is a variable payment based on a specified percentage of revenue. These variable payments are often subject to minimum payment amounts per phone call or click-through. Other payment structures that to a lesser degree exist include:

•	fixed payments, based on a guaranteed minimum amount of usage delivered;

•	variable payments based on a specified metric, such as number of paid phone calls or click-throughs; and

•	a combination arrangement with both fixed and variable amounts that may be paid in advance.

We expense user acquisition costs based on whether the agreement provides for fixed or variable payments. Agreements with fixed payments with minimum guaranteed amounts of usage are expensed as the greater of the pro-rata amount over the term of arrangement or the actual usage delivered to date based on the contractual revenue share. Agreements with variable payments based on a percentage of revenue, number of paid phone calls, click-throughs or other metrics are expensed as incurred based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

Sales and Marketing

Sales and marketing expenses consist primarily of:

•	payroll and related expenses for personnel engaged in marketing and sales functions;

•	advertising and promotional expenditures including online and outside marketing activities;

•	cost of systems used to sell to and serve advertisers; and

•	stock-based compensation of related personnel.

Product Development

Product development costs consist primarily of expenses incurred in the research and development, creation and enhancement of our web sites and services.

Our research and development expenses include:

•	payroll and related expenses for personnel;

•	costs of computer hardware and software;

•	costs incurred in developing features and functionality of the services we offer; and

•	stock-based compensation of related personnel.

For the periods presented, substantially all of our product development expenses are research and development.

Product development costs are expensed as incurred or capitalized into property and equipment in accordance with FASB ASC 350. This statement requires that costs incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

General and Administrative

General and administrative expenses consist primarily of:

•	payroll and related expenses for executive and administrative personnel;

•	professional services, including accounting, legal and insurance;

•	bad debt provisions;

•	facilities costs;

•	other general corporate expenses; and

•	stock-based compensation of related personnel.

Stock-Based Compensation

We measure stock-based compensation cost at the grant date based on the fair value of the award and recognize it as expense, net of estimated forfeitures, over the vesting or service period, as applicable, of the stock award using the straight-line method. Stock-based compensation expense has been included in the same lines as compensation paid to the same employees in the consolidated statement of operations.

Amortization of Intangibles from Acquisitions

Amortization of intangible assets excluding goodwill relates to intangible assets identified in connection with our acquisitions.

The intangible assets have been identified as:

•	non-competition agreements;

•	trademarks and Internet domain names;

•	distributor relationships;

•	advertising relationships;

•	patents; and

•	acquired technology.

These assets are amortized over useful lives ranging from 12 to 84 months.

Provision for Income Taxes

We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in results of operations in the period that includes the enactment date.

As of December 31, 2012, we have net deferred tax assets of $28.5 million, relating to the impairment of goodwill, amortization of intangibles assets, certain other temporary differences, acquired federal and state net operating loss carryforwards, and research and development credits. At December 31, 2011 and 2012, the Company recorded a valuation allowance of $4.6 million and $21.6 million, respectively, against its federal, state, city and foreign net deferred tax assets, as it believes it is more likely than not that these benefits will not be realized. The change in the valuation allowance in 2012 was approximately $17.0 million.

Each reporting period we must assess the likelihood that our deferred tax assets will be recovered from existing deferred tax liabilities or future taxable income, and to the extent that realization is not more likely than not, a valuation allowance must be established. The establishment of a valuation allowance and increases to such an allowance may result in either increases to income tax expense or reduction of income tax benefit in the statement of operations. At the end of the fourth quarter of 2012, we recognized a partial valuation allowance of $16.4 million on our federal deferred tax assets. In assessing whether it is more likely than not that our deferred tax assets will be realized, factors considered included: historical taxable income, historical trends related to advertiser usage rates, projected revenues and expenses, macroeconomic conditions, issues facing our industry, existing contracts, our ability to project future results and any appreciation of our other assets. During the fourth quarter of 2012, we incurred a $15.8 million goodwill impairment loss within our Archeo operating segment due in part to lower projected revenue growth rates and profitability levels within Archeo compared to historical results.

The majority of the deferred tax assets have arisen due to deductions taken in the financial statements related to the impairment of goodwill and the amortization of intangible assets recorded in connection with various acquisitions that are tax-deductible over 15 year periods. Consequently, based on projections of future taxable income and tax planning strategies, we expect to be able to recover a portion of these assets. Although realization is not assured, we believe it is more likely than not, based on our operating performance, existing deferred tax liabilities, projections of future taxable income and tax planning strategies, that our net deferred tax assets, excluding certain state and foreign net operating loss carryforwards, will be realized. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term if our projections of future taxable income are reduced or if we do not perform at the levels we are projecting. This could result in increases to the valuation allowance for deferred tax assets and a corresponding increase to income tax expense of up to the entire net amount of deferred tax assets.

As of December 31, 2012, based upon both positive and negative evidence available, we have determined it is not more likely than not that certain deferred tax assets primarily relating to net operating loss carryforwards in certain state, city, and foreign jurisdictions will be realizable and accordingly, have recorded a 100% valuation allowance of $5.1 million against these deferred tax assets. We do not have a history of taxable income in the relevant jurisdictions and the state and foreign net operating loss carryforwards will more likely than not expire unutilized. Should we determine in the future that we will be able to realize these deferred tax assets, or not be able to realize all or part of our remaining net deferred tax assets recorded as of December 31, 2012, an adjustment to the net deferred tax assets would impact net income or stockholders’ equity in the period such determination was made.

As of December 31, 2011 and 2012, we had certain federal NOL carryforwards of $1.7 million which will begin to expire in 2019. The Tax Reform Act of 1986 limits the use of NOL and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. We believe that such a change has occurred, and that approximately $1.7 million of NOL carryforwards is limited such that substantially all of these federal NOL carryforwards will never be available. Accordingly, we have not recorded a deferred tax asset for these NOL’s.

In connection with the Jingle acquisition in 2011, the Company acquired federal NOL carryforwards. Where there is a “change in ownership” within the meaning of Section 382 of the Internal Revenue Code, the acquired federal net operating loss carryforwards are subject to an annual limitation. The Company believes that such an ownership change had occurred at Jingle, and that the utilization of the carryforwards is limited such that the majority of the NOL carryforwards will never be utilized. Accordingly, the Company has not recorded those amounts the Company believes it will not be able to utilize and has not included those NOL carryforwards in its deferred tax assets. The Company’s preliminary estimate of the acquired NOL carryforwards that may be utilized is approximately $7.0 million. In 2011, the Company utilized approximately $2.6 million.

From time to time, various state, federal, and other jurisdictional tax authorities undertake reviews of us and our filings. We believe any adjustments that may ultimately be required as a result of any of these reviews will not be material to the financial statements.

Comparison of the year ended December 31, 2011 (2011) to the year ended December 31, 2012 (2012) and comparison of the year ended December 31, 2010 (2010) to the year ended December 31, 2011 (2011).

Segments

During the fourth quarter of 2012, we announced our intention to pursue a spin-off of Archeo and the corresponding organizational changes, resulted in a change to our reportable operating segments. The reporting disaggregates our operations into: (1) the Call-driven segment which is comprised of our performance-based advertising business focused on driving phone calls; and (2) the Archeo segment which is comprised of our click-based advertising and Internet domain name businesses. Prior to the fourth quarter of 2012, we operated in a single reportable operating segment. In July 2013, we sold certain assets related to Archeo’s pay per click advertising services. As a result, the operating results related to these certain pay per click assets are shown as discontinued operations, net of tax in the condensed consolidated statements of operations for all periods presented and are excluded from segment reporting. See Note. 14 Discontinued Operations for further discussion. In September 2013, we announced a plan to operate Archeo as a distinct division and changed our segment reporting to reflect the reallocation of our general corporate overhead expenses to the Call-driven segment. We revised our segment reporting to reflect changes in how the chief operating decision maker internally measures segment performance. The tables below reflect these reclassifications to conform to the current presentation.

	Years ended December 31,
	2010	2011	2012
Call-driven
Revenue	$46,961	$101,830	$111,886
Operating expenses	58,884	97,270	106,795

Segment profit (loss)	$(11,923)	$4,560	$5,091

Archeo
Revenue	$38,867	$36,896	$20,908
Operating expenses	24,836	22,740	12,582
Gain on sale of intangible assets, net	6,772	9,421	6,296

Segment profit	$20,803	$23,577	$14,622

Reconciliation of segment income to net income (loss) from continuing operations before provision for income taxes:
Total segment profit	$8,880	$28,137	$19,713
Less reconciling items:
Stock based compensation	10,699	15,068	15,638
Impairment of goodwill	—	—	15,837
Amortization of intangible assets from acquisitions	2,729	5,455	4,728
Acquisition and separation related costs	—	1,890	753
Interest expense and other, net	(129)	458	449

Net income (loss) from continuing operations before provision for income taxes	$(4,419)	$5,266	$(17,692)

	Years ended December 31,
	2010	2011	2012
Reconciliation of segment revenue to consolidated revenue
Call-Driven	$46,961	$101,830	$111,886
Archeo	38,867	36,896	20,908

Total	$85,828	$138,726	$132,794

Revenue.

The following table presents our revenues, by revenue source, for the periods presented:

	Years ended December 31,
	2010	2011	2012
Partner and Other Revenue Sources	$59,799	$118,210	$121,904
Proprietary Web Site Traffic Sources	26,029	20,516	10,890

Total Revenue	$85,828	$138,726	$132,794

2011 to 2012

Our partner network revenues are primarily generated using third party distribution networks to deliver the pay-for-call and pay-per-click advertisers’ listings. The distribution network includes mobile and online search engine applications, directories, destination sites, shopping engines, third party Internet domains or web sites, other targeted Web-based content, mobile carriers, and offline sources. We generate revenue upon delivery of qualified and reported phone calls or click-throughs to our advertisers or to advertising services providers’ listings. We pay a revenue share to the distribution partners to access their mobile, online, offline or other user traffic. Other revenues include our call provisioning and call tracking services, presence management services, campaign management services and outsourced search marketing platforms. Our proprietary web site traffic revenues are generated from our portfolio of owned web sites which are monetized with pay-for-call or pay-per-click listings that are relevant to the web sites, as well as other forms of advertising, including banner advertising. When an online user navigates to one of our web sites and calls or clicks on a particular listing or completes the specified action, we receive a fee.

Revenue decreased 4% from $138.7 million for 2011 compared to $132.8 million in 2012. The partner and other revenues increased $3.7 million due almost entirely to increased revenues from our call advertising services and partially attributable to the April 2011 Jingle acquisition. Our call advertising services revenue increases are primarily due to increase in national advertiser budgets and thousands of additional small business accounts utilizing our call analytics platform. This increase was offset by a $6.7 million decrease in revenue from our pay-per-click services primarily due to fewer advertisers and lower advertiser spend amounts.

Our proprietary web site traffic revenues decreased $9.6 million and were primarily due to $8.0 million in lower revenues for cost-per-actions from resellers related to our local search and directory web sites. The remainder of such decrease was largely due to lower revenues from our arrangement with Google whereby we receive payment upon click-throughs on per-per-click listings presented on our web sites. This decrease was principally due to fewer click-throughs to our web sites. In the near term, we expect modestly lower to similar proprietary web site traffic revenues as a result of modestly lower budgets for cost-per-actions from resellers particularly related to our local search and directory web sites.

Our arrangement with AT&T relates to a business unit that AT&T formed in 2012 called YP Holdings, LLC (“YP”) that AT&T sold a majority stake in to a private equity third party. Under our primary arrangement with YP, we generate revenues from our local leads platform to sell call advertising and /or search marketing packages through their existing sales channels, which are then fulfilled by us across our distribution network. We are paid account fees and also agency fees for our products in the form of a percentage of the cost of every call or click delivered to their advertisers. In the second quarter of 2010, we signed an extension of our arrangement with YP through September 30, 2015 that includes certain exclusivity provisions for new advertiser accounts and migration of several thousand existing advertiser accounts. It is possible the partial divestiture of this business unit by AT&T may result in changes to our relationship and arrangement with YP, including changes that may result in a significant reduction in the paid account fees and agency fees that we receive from YP. There can be no assurance that our business with YP in the future will continue at or near current levels. YP accounted for 26%, 32% and 28% of total revenues during the years ended December 31, 2010, 2011 and 2012, respectively.

2010 to 2011

Revenue increased 62% from $85.8 million for 2010 compared to $138.7 million in 2011. The partner and other revenues increased $58.4 million due almost entirely to increased revenues from our call advertising services, which includes approximately $17.0 million indirectly attributable to the pre-existing customers from the Jingle acquisition, and local leads products which in part was driven by adding tens of thousands of national and small business accounts across our call advertising services and local leads product platforms and certain pricing reductions and incentives provided to YP in 2010. We estimated these incentives in comparison to the prior pricing arrangement likely generated an estimated $8 million in savings to YP during 2010. This increase was also attributable to a $2.8 million increase in revenue from our pay-per-click services.

Our proprietary web site traffic revenues decreased $5.5 million and were primarily a result of decreased revenues for cost-per-actions from resellers related to our local search and directory web sites.

Our ability to maintain and grow our revenues will depend in part on maintaining and increasing the number of phone calls and click-throughs performed by users of our service through our distribution partners and proprietary web site traffic sources and maintaining and increasing the number and volume of transactions and favorable variable payment terms with advertisers and advertising services providers, which we believe is dependent in part on marketing our web sites and delivering high quality traffic that ultimately results in purchases or conversions for our advertisers and advertising services providers. We may increase our direct monetization of our proprietary web site traffic sources which may not be at the same rate levels as other advertising providers and could adversely affect our revenues and results of operations. Companies distributing advertising through the Internet and mobile sources have experienced, and will likely to continue experience, consolidation. If we do not add new distribution partners, renew our current distribution partner agreements or replace traffic lost from terminated distribution agreements with other sources or if our distribution partners’ businesses do not grow or are adversely affected or our distribution partners adversely impact market terms of distribution, our revenue and results of operations may be materially and adversely affected. If revenue grows and the volume of transactions and traffic increases, we will need to expand our network infrastructure. Inefficiencies in our network infrastructure to scale and adapt to higher traffic volumes could materially and adversely affect our revenue and results of operations.

We anticipate that these variables will fluctuate in the future, affecting our growth rate and our financial results. In particular, it is difficult to project the number of phone calls and click-throughs we will deliver to our advertisers and how much advertisers will spend with us, and it is even more difficult to anticipate the average revenue per phone call or click-through. It is also difficult to anticipate the impact of worldwide economic conditions on advertising budgets, including due to the economic uncertainty resulting from periodic disruptions in global financial markets.

In addition, we believe we will experience seasonality with our business. Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in levels of mobile and Internet usage and seasonal purchasing cycles of many advertisers. Our experience has shown that during the spring and summer months, mobile and Internet usage is generally lower than during other times of the year and during the latter part of the fourth quarter of the calendar year we generally experience lower call volume and reduced demand for calls from our mobile call advertising customers. The extent to which usage and call volume may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage and call volume during these periods may adversely affect our growth rate and results. Additionally, the current business environment has resulted in many advertisers and reseller partners reducing advertising and marketing services budgets or changing such budgets throughout the year, which we expect will impact our quarterly results of operations in addition to the typical seasonality seen in our industry.

Expenses

Expenses were as follows (in thousands):

	Twelve months ended December 31,
	2010	% revenue	2011	% revenue	2012	% revenue
Service costs	$48,562	57%	$75,433	54%	$75,920	57%
Sales and marketing	11,797	14%	14,389	10%	13,057	10%
Product development	16,746	19%	22,603	17%	23,200	17%
General and administrative	17,314	20%	22,653	17%	22,838	17%
Amortization of intangible assets from acquisitions	2,729	3%	5,455	4%	4,728	4%
Acquisition and separation related costs	—	0%	1,890	1%	753	1%

	$97,148	113%	$142,423	103%	$140,496	106%

We record stock-based compensation expense under the fair value method. This stock-based compensation expense has been included in the same lines as compensation paid to the same employees in the consolidated statement of operations.

Stock-based compensation expense was included in the following operating expense categories as follows (in thousands):

	Twelve months ended December 31,
	2010	2011	2012
Service costs	$798	$1,289	$1,869
Sales and marketing	734	1,471	2,029
Product development	1,015	1,408	1,038
General and administrative	8,152	10,890	10,702

Total stock-based compensation	$10,699	$15,068	$15,638

See Note 6 (b)—“Stock Option Plan” of the consolidated financial statements as well as our Critical Accounting Policies for additional information about stock-based compensation.

Service Costs. Service costs increased 1%, from $75.4 million in 2011 to $75.9 million in 2012. The increase was primarily attributable to an increase in distribution partner payments, communication and network costs and stock-based compensation totaling $2.6 million and to a lesser extent as a result of the April 2011 Jingle acquisition, partially offset by a decrease in personnel costs, Internet domain amortization, depreciation, facility costs, travel and fees paid to outside service providers.

Service costs increased 55%, from $48.6 million in 2010 to $75.4 million in 2011. The increase was primarily attributable to an increase in distribution partner payments, fees paid to outside service providers, personnel costs, stock-based compensation, facility costs, communication and network costs, travel, and depreciation totaling $26.4 million, partially offset primarily by a decrease in Internet domain amortization of $333,000. These increases are also related to the incremental revenues as a result of the Jingle acquisition and the related operating activities.

Service costs represented 57% of revenue in 2012 compared to 54% in 2011 and 57% in 2010. The 2012 increase as a percentage of revenue in service costs compared to 2011 was primarily a result of our proprietary web site traffic revenues comprising a lower proportion of revenue compared to 2011. Proprietary web site traffic revenues have a lower service cost as a percentage of revenue relative to our overall service cost percentage. The 2011 decrease as a percentage of revenue in service costs compared to 2010 was primarily a result of certain pricing reductions and incentives as part of an extension of our arrangement with AT&T in the second quarter of 2010.

We expect that user acquisition costs and revenue shares to distribution partners are likely to increase prospectively given the competitive landscape for distribution partners. To the extent that payments to pay-for-call, pay-per-click or cost-per-action distribution partners make up a larger percentage of future operations, or the addition or renewal of existing distribution partner agreements are on terms less favorable to us, we expect that service costs will increase as a percentage of revenue. To the extent of revenue declines in these areas, we expect revenue shares to distribution partners to decrease in absolute dollars. Our proprietary web site traffic revenues have a lower service cost as a percentage of revenue relative to our overall service cost percentage. Our proprietary web site traffic revenues have no corresponding distribution partner payments. To the extent our proprietary web site traffic revenues make up a larger percentage of our future operations, we expect that service costs will decrease as a percentage of revenue. We expect with an increase in the proportion of partner and other revenue sources and additional investment in our network, service costs will increase as a percentage of revenue in the near term. We also expect that in the longer term service costs will increase in absolute dollars as a result of costs associated with the expansion of our operations and network infrastructure as we scale and adapt to increases in the volume of transactions, calls and traffic and invest in our platforms.

Sales and Marketing. Sales and marketing expenses decreased 9% from $14.4 million in 2011 to $13.1 million in 2012. As a percentage of revenue, sales and marketing expenses were 10% for both 2011 and 2012. The net decrease in dollars was related primarily to decreases in personnel and online and outside marketing activities totaling $2.1 million partially offset by an increase in depreciation and stock-based compensation related to the acceleration of certain restricted shares as part of a separation agreement totaling $915,000. We expect some volatility in sales and marketing expenses based on the timing of marketing initiatives but expect sales and marketing expenses in the near term to be relatively stable to modestly higher in absolute dollars. We expect that sales and marketing expenses will increase in connection with any revenue increase to the extent that we also increase our marketing activities and correspondingly could increase as a percentage of revenue.

Sales and marketing expenses increased 22% from $11.8 million in 2010 to $14.4 million in 2011. As a percentage of revenue, sales and marketing expenses were 14% and 10% for 2010 and 2011, respectively. The net increase in dollars was related primarily to increases in personnel and stock-based compensation costs related to the Jingle acquisition partially offset by a decrease in online and outside marketing activities. The 2011 decrease as a percentage of revenue in sales and marketing expenses was primarily a result of revenues increasing at a greater rate when compared to the increase in sales and marketing expenses.

Product Development. Product development expenses increased 3% from $22.6 million in 2011 to $23.2 million in 2012. The increase in dollars was primarily due to an increase in personnel costs, travel costs and depreciation totaling $934,000 partly related to the April 2011 Jingle acquisition. This increase was partially offset primarily by a decrease in stock-based compensation. As a percentage of revenue, product development expenses were 17% for both 2011 and 2012. The 2012 increase as a percentage of revenue in product development expense as compared to 2011 was primarily a result of lower revenues with product development remaining relatively stable in absolute dollars. We expect product development expenditures in the near term to be relatively stable to modestly higher in absolute dollars. In the longer term, we expect that product development expenses will increase in absolute dollars as we increase the number of personnel and consultants to enhance our service offerings and as a result of additional stock-based compensation expense.

Product development expenses increased 35% from $16.7 million in 2010 to $22.6 million in 2011. The increase in dollars was primarily due to an increase in personnel costs and stock-based compensation of $4.8 million partially related to the Jingle acquisition. As a percentage of revenue, product development expenses were 19% and 17% in 2010 and 2011, respectively. The 2011 decrease as a percentage of revenue in product development expense as compared to 2010 was primarily a result of revenues increasing at a greater rate when compared to the increase in product development costs.

General and Administrative. General and administrative expenses increased 1%, from $22.7 million in 2011 to $22.8 million in 2012. General and administrative expenses remained relatively stable compared to 2011. As a percentage of revenue, general and administrative expenses were 17% for both 2011 and 2012. We expect our general and administrative expenses to decrease modestly in the near term as a result of lower stock-based compensation. We expect that our general and administrative expenses will increase in the longer term to the extent that we expand our operations and incur additional costs in connection with being a public company, including expenses related to professional fees and insurance, and as a result of stock-based compensation expense. We also expect fluctuations in our general and administrative expenses to the extent the recognition timing of stock-based compensation is impacted by market conditions relating to our stock price.

General and administrative expenses increased 31%, from $17.3 million in 2010 to $22.7 million in 2011. The increase in dollars was primarily due to an increase in personnel costs and stock-based compensation related primarily to the Jingle acquisition. As a percentage of revenue, general and administrative expenses were 20% and 17% in 2010 and 2011, respectively. The 2011 decrease as a percentage of revenue in general and administrative expenses was primarily a result of revenues increasing at a greater rate when compared to the general and administrative expenses.

Segment Profit. Call-driven segment profit increased 12% from $4.6 million in 2011 to $5.1 million in 2012. The increase in profit was due to higher revenues in 2012 and operating expenses as a percentage of revenue remaining similar to 2011.

Call-driven segment profit (loss) increased from ($11.9) million in 2010 to $4.6 million in 2011. The increase in profit was due to primarily to revenues increasing at a greater rate when compared to operating expenses.

Archeo segment profit decreased 38% from $23.6 million in 2011 to $14.6 million in 2012. The decrease was primarily related to $8.0 million in lower revenues from cost-per-actions from resellers related to our local search and directory web sites and $8.3 million in lower revenues from our pay-per-click services primarily due to fewer advertisers and lower advertiser spend amounts. The decrease in profit was also attributable to a $3.1 million decrease in gain on sales and disposals of intangible assets, net related to domain sales. This decrease was offset by lower operating expenses.

Archeo segment profit increased 13% from $20.8 million in 2010 to $23.6 million in 2011. The increase was primarily due to gain on sales of intangible assets, net of $2.6 million, higher revenues from pay-per-click services and lower distribution payments in dollars and as a percentage of revenue. This segment profit was offset by lower revenues from cost-per-actions from resellers related to our local search and directory web sites.

Amortization of Intangible Assets from Acquisitions. Intangible amortization expense decreased from $5.5 million in 2011 to $4.7 million in 2012. The decrease was associated with certain intangible assets acquired in the Jingle acquisition in April 2011 and other acquisitions prior to 2011 being fully amortized. During 2012, the amortization of intangibles related to service costs, sales and marketing and general and administrative expenses.

Intangible amortization expense increased from $2.7 million in 2010 to $5.5 million in 2011. The increase was associated with amortization of intangible assets acquired in the Jingle acquisition in April 2011 offset partially by certain intangible assets from prior acquisitions being fully amortized. During 2011, the amortization of intangibles related to service costs, sales and marketing and general and administrative expenses.

Our purchase accounting resulted in all assets and liabilities from our acquisitions being recorded at their estimated fair values on their respective acquisition dates. All goodwill, identifiable intangible assets and liabilities resulting from our acquisitions have been recorded in our financial statements. We may acquire identifiable intangible assets as part of future acquisitions, and if so, we expect that our intangible amortization will increase in absolute dollars.

No impairment of our intangible assets, excluding goodwill, have been identified in 2012. The current business environment is subject to evolving market conditions and requires significant management judgment to interpret the potential impact to our assumptions. To the extent that changes in the current business environment impact the Company’s ability to achieve levels of forecasted operating results and cash flows, or should other events occur indicating the remaining carrying value of our assets might be impaired, the Company would test its intangible assets for impairment and may recognize an additional impairment loss to the extent that the carrying amount exceeds such asset’s fair value.

Acquisition and separation related costs. Acquisition and separation related costs of $753,000 in 2012 were primarily for professional fees and other procedures associated with our proposed separation of our business into two distinct publicly traded companies partially offset by a $132,000 benefit recorded in the first quarter of 2012 related a revision in our original estimates regarding the future obligation related to the Jingle office space.

Acquisition and separation related costs in 2011 of $1.9 million were primarily for professional fees to perform due diligence, historical audits in connection with regulatory filings and other procedures associated with our acquisition of Jingle in April 2011. Of the $1.9 million of acquisition related costs, we recognized approximately $372,000 for the future obligations of non-cancelable lease and other costs related to the Jingle office. The portion related to the non-cancelable lease is based on estimates of vacancy period and sublease income. The actual vacancy periods may differ from these estimates, and sublease income, if any, may not materialize. Accordingly, these estimates may be adjusted in future periods.

Impairment of goodwill. We perform our annual impairment testing in accordance with the Accounting Standards Codification 350, Intangibles—Goodwill and Other on November 30. As a result of this testing, we recorded a $15.8 million non-cash impairment charge on goodwill within the Archeo reporting unit, net of $902,000 classified as to discontinued operations as part of the sale of certain pay per click assets in July 2013. During the fourth quarter of 2012, we announced our intention to pursue a spin-off of Archeo and the corresponding organizational changes, resulted in a change in to the our reporting units for purposes of assessing potential impairment of goodwill. The estimated fair value of the Archeo reporting unit was based on the estimates of future operating results, discounted cash flows and other market-based factors. The goodwill impairment recorded within the Archeo reporting unit resulted from the newly associated amounts of goodwill allocated upon the commencement of the reporting unit designation in the fourth quarter, and the operating results including lower projected revenue growth rates and profitability levels compared to historical results.

Gain on sales and disposals of intangible assets, net. The gain on sales and disposals of intangible assets, net was $6.3 million in 2012 and was attributable to the sales and disposals of Internet domain names and other intangible assets. The decrease was due to fewer number of domain sales during 2012 compared to the same period in 2011. The gain on sales and disposals of intangible assets, net was $6.8 million and $9.4 million in 2010 and 2011, respectively.

Other income (expense), net. Other income (expense), net were ($458,000) and ($449,000) in 2011 and 2012, respectively. The net decrease in other income (expense), net during 2012 was primarily due to a decrease in accretion of interest expense related to the deferred acquisition consideration for the Jingle acquisition offset by a decrease in other income.

Other income (expense), net were $129,000 and ($458,000) in 2010 and 2011, respectively. The net increase in other income (expense), net during 2011 was primarily due to accretion of interest expense related to the future consideration for the Jingle acquisition.

Income Taxes. The income tax expense in 2011 was $2.5 million compared to $16.6 million in 2012. In 2011, the effective tax rate of 48% differed from the expected effective tax rate of 35% due to state income taxes, non-deductible stock-based compensation related to restricted stock and incentive stock options recorded under the fair-value method, acquisition related costs related to the Jingle acquisition, non-cash accretion of interest expense, and other non-deductible amounts. In 2012, the effective tax rate of (94)% differed from the expected effective tax rate of 34% due primarily to establishment of a partial valuation allowance on our federal deferred tax assets, non-deductible goodwill impairment and other items such as state income taxes, non-deductible stock-based compensation related to restricted stock and incentive stock options recorded under the fair-value method, non-cash accretion of interest expense, and other non-deductible amounts. At the end of the fourth quarter of 2012, we recognized a partial valuation allowance of $16.4 million on our federal deferred tax assets. In assessing whether it is more likely than not that our deferred tax assets will be realized, factors considered included: historical taxable income, historical trends related to advertiser usage rates, projected revenues and expenses, macroeconomic conditions, issues facing our industry, existing contracts, our ability to project future results and any appreciation of our other assets.

The income tax benefit in 2010 was $904,000 compared to an income tax expense of $2.5 million in 2011. In 2010, the effective tax rate benefit of 21% differed from the expected effective tax rate of 35% due to state income taxes, non-deductible stock-based compensation related to restricted stock and incentive stock options recorded under the fair-value method, other non-deductible amounts and an adjustment for the research and experimentation credit for 2010. In addition, we recorded $362,000 of income tax benefit associated with our federal return audits for years 2005 through 2009. During 2010, 2011 and 2012, we recognized excess tax benefits (shortfalls) on stock option exercises, restricted stock vesting, and dividends paid on unvested restricted stock of approximately ($537,000), $913,000, and ($4.0) million, respectively, which were recorded to additional paid in capital.

Discontinued Operations, net of tax. In July 2013, we sold certain assets related to Archeo’s pay per click advertising services. As a result, the operating results related to these certain pay per click assets are shown as discontinued operations. See Note. 14 Discontinued Operations for further discussion. The decrease in income (loss) from discontinued operations, net of tax from an income of $472,000 in 2010 to an income of $204,000 in 2011 and to a loss of ($938,000) in 2012 was due primarily to lower revenues each year as a result of fewer advertisers and lower advertiser spend amounts and an impairment of goodwill in 2012.

Net Income (Loss). Net income decreased from $3.0 million in 2011 to a net loss of $35.2 million in 2012. The decrease was primarily attributable to the non-cash charges related to the goodwill impairment and valuation allowance totaling $33.1 and a decrease in revenues and gain on sales and disposals of intangible assets, net partially offset by a decrease in operating expenses.

Net income (loss) increased from a net loss of $3.0 million in 2010 to net income of $3.0 million in 2011. The increase was primarily attributable to an increase in revenues and gains on sales of intangible assets, offset partially by operating costs increases and acquisition related costs of $1.9 million for 2011 in which there were no comparable costs in 2010. Income tax expense of $2.5 million recorded in 2011 further offset the increase in income from continuing operations before provision for income taxes. The Jingle acquisition also resulted in increased revenues and operating costs.

Quarterly Results of Operations (Unaudited)

The following tables set forth our unaudited quarterly results of operations data for the eight most recent quarters ended December 31, 2012. The information in the tables below should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this report. We have prepared this information on the same basis as the consolidated financial statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the quarters or other periods presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results from the results of operations for any particular quarter or period presented.

(in thousands)	Quarter Ended
	Mar 31, 2011	June 30, 2011	Sept 30, 2011	Dec 31, 2011	Mar 31, 2012	June 30, 2012	Sept 30, 2012	Dec 31, 2012
Consolidated Statement of Operations:
Revenue	$26,603	$36,541	$38,147	$37,435	$33,835	$32,832	$33,691	$32,436
Expenses:
Service costs (1)	14,656	19,971	20,489	20,317	18,757	18,320	19,744	19,099
Sales and marketing (1)	2,408	3,639	4,318	4,024	3,611	4,341	2,542	2,563
Product development (1)	4,841	5,888	6,082	5,792	5,977	5,750	5,510	5,963
General and administrative (1)	5,113	6,153	5,797	5,590	6,164	5,439	5,678	5,557
Acquisition and separation related costs	402	1,049	62	377	(132)	—	296	589
Amortization of intangible assets from acquisitions (2)	464	1,620	1,672	1,699	1,537	1,082	1,055	1,054

Total operating expenses	27,884	38,320	38,420	37,799	35,914	34,932	34,825	34,825
Impairment of goodwill	—	—	—	—	—	—	—	(15,837)
Gain on sales and disposals of intangible assets, net	1,913	2,712	2,487	2,309	1,463	3,258	713	862

Income (loss) from operations	632	933	2,214	1,945	(616)	1,158	(421)	(17,364)
Other income (expense):
Interest income	131	7	3	—	3	3	3	5
Interest and line of credit expense	(26)	(183)	(198)	(197)	(197)	(111)	(111)	(19)
Other	(3)	2	(1)	7	(3)	(6)	(10)	(6)

Total other income (expense)	102	(174)	(196)	(190)	(197)	(114)	(118)	(20)

Income (loss) from continuing operations before provision for income taxes	734	759	2,018	1,755	(813)	1,044	(539)	(17,384)
Income tax expense (benefit)	214	725	773	799	(88)	595	(49)	16,108

Net income (loss) from continuing operations	520	34	1,245	956	(725)	449	(490)	(33,492)
Income (loss) from discontinued, net of tax	56	107	9	32	10	(52)	(53)	(843)

Net income (loss)	576	141	1,254	988	(715)	397	(543)	(34,335)
Dividends paid to participating securities	(63)	(61)	(67)	(68)	(73)	(67)	(123)	(394)

Net income (loss) applicable to common stockholders	$513	$80	$1,187	$920	$(788)	$330	$(666)	$(34,729)

(1)	Excludes amortization of intangible assets from acquisitions. Certain reclassifications have been made to prior periods to conform to current period presentation.
(2)	Components of amortization of intangible assets from acquisitions:

Service costs	$464	$1,314	$1,359	$1,378	$1,216	$774	$748	$747
Sales and marketing	—	292	298	307	307	307	307	307
General and administrative	—	14	15	14	14	1	—	—

Total	$464	$1,620	$1,672	$1,699	$1,537	$1,082	$1,055	$1,054

Liquidity and Capital Resources

As of December 31, 2011 and 2012, we had cash and cash equivalents of $37.4 million and $15.9 million, respectively. As of December 31, 2012, we had current and long term contractual obligations of $17.4 million and $11.9 million is for rent under our facility operating leases.

Cash provided by operating activities primarily consists of a net income (loss) adjusted for certain non-cash items such as amortization and depreciation, deferred income taxes, stock-based compensation, excess tax benefit related to stock-based compensation, acquisition related costs, accretion of interest, gain on sale of intangible assets net, impairment of goodwill and changes in working capital.

Cash provided by operating activities for the year ended December 31, 2012 of approximately $19.9 million consisted primarily of net loss of $35.2 million adjusted for non-cash items of $59.2 million, including depreciation, amortization of intangible assets, allowance for doubtful accounts and advertiser credits, stock-based compensation, acquisition related costs, accretion of interest, excess tax benefit related to stock-based compensation, deferred income taxes that includes a $16.4 million valuation allowance, and impairment of goodwill, gain on sales and disposals of intangible and fixed assets, net of $6.3 million and $2.2 million provided by working capital and other activities. Included in the working capital amount is $881,000 of interest accretion paid as part of the 12-month and 18-month deferred acquisition payments made in April and October 2012, respectively.

Cash provided by operating activities for the year ended December 31, 2011 of approximately $16.8 million consisted primarily of net income of $3.0 million adjusted for non-cash items of $27.6 million, including depreciation, amortization of intangible assets, allowance for doubtful accounts and advertiser credits, stock-based compensation, acquisition related costs, excess tax benefit related to stock-based compensation, and deferred income taxes, gain on sales and disposals of intangible and fixed assets, net of $9.4 million and $4.3 million used for working capital and other activities, which is net of cash received of $204,000 related to a lease incentive.

In July 2013, we sold certain assets related to our pay-per-click services to an unrelated third party. These assets contributed approximately of $5.5 million of revenue and $938,000 in operating loss during 2012. We expect the divestiture of these assets will not have a significant impact on working capital and cash generated from operations. See Note 14. Discontinued Operations for further discussion.

With respect to a significant portion of our pay-for call and pay-per-click advertising services, the amount payable to the distribution partners will be calculated at the end of a calendar month, with a payment period following the delivery of the phone calls or click-throughs. These services constituted the majority of revenue in 2010, 2011 and 2012. We generally receive payment from advertisers within several weeks or in close proximity to the corresponding payments to the distribution partners who provide placement for the listings. In certain cases, payments to distribution partners are paid in advance or are fixed in advance based on a guaranteed minimum amount of usage delivered. We have no corresponding payments to distribution partners related to our proprietary web site traffic revenues.

Nearly all of the reseller partner arrangements are billed on a monthly basis following the month of our phone call or click-through delivery. This payment structure results in our advancement of monies to the distribution partners who have provided the corresponding placements of the listings. For these services, reseller partner payments are generally received two to four weeks following payment to the distribution partners. We expect that in the future periods, if the amounts from our reseller partner arrangements account for a greater percentage of our operating activity, working capital requirements will increase as a result.

We have payment arrangements with reseller partners particularly related to our proprietary web site traffic sources or our local leads and call analytics services, such as YP, SuperMedia Inc., hibu (formerly Yellowbook Inc.), The Cobalt Group, and Yellow Media Inc., whereby we receive payment between 30 and 60 days following the delivery of services. For the year and as of December 31, 2012 amounts from these partners totaled 45% of revenue and $13.3 million in accounts receivable. Based on the timing of payments, we generally have this level of amounts in outstanding accounts receivable at any given time from these partners. There can be no assurances that these partners or other advertisers will not experience further financial difficulty, curtail operations, reduce or eliminate spend budgets, delay payments or otherwise forfeit balances owed. Net accounts receivable balances outstanding at December 31, 2012 from YP totaled $9.5 million.

Cash used in investing activities for the year ended December 31, 2012 of approximately $3.3 million was primarily attributable to purchases for property and equipment of $2.9 million, which were more than offset by proceeds from the sales of intangible assets of approximately $6.3 million. Cash used in investing activities for the year ended December 31, 2011 of approximately $10.4 million was primarily attributable to the cash paid at closing of $15.8 million related to the Jingle acquisition, and purchases for property and equipment of $4.0 million, which were partially offset by proceeds from the sales of intangible assets of approximately $9.5 million. In April 2011, we acquired Jingle in which $15.8 million, net of cash acquired, was paid at closing. The acquisition includes deferred acquisition payments of $17.6 million and $18.0 million to be paid in cash or shares of Class B common stock or a combination of both at the Marchex’s option on the 12th and 18th month anniversaries of closing. The deferred acquisition payments were paid in cash in 2012 and are shown as financing activities. Cash provided by investing activities for the year ended December 31, 2010 of approximately $3.2 million was primarily attributable to proceeds from the sales of intangible assets of approximately $6.8 million which were primarily offset by net purchases for property and equipment of $3.4 million.

We expect property and equipment purchases will increase as we continue to invest in equipment and software. To the extent our operations increase, we expect to increase expenditures for our systems and personnel. We expect our expenditures for product development initiatives and internally developed software will increase in the longer term in absolute dollars as our development activities accelerate and we increase the number of personnel and consultants to enhance our service offerings.

Cash used in financing activities for the year ended December 31, 2012 of approximately $44.7 million was primarily attributable to the cash payments of the 12-month and 18-month deferred acquisition payments related to the April 2011 Jingle acquisition totaling $33.9 million, which is net of certain working capital and other adjustment. The deferred acquisition payments excludes the interest accretion of $881,000 that is shown as an operating cash outflow. Other financing activities include the repurchase of 387,000 shares of Class B common stock for treasury stock totaling approximately $1.7 million and common stock dividend payments of $9.4 million, partially offset by net proceeds of approximately $71,000 from the sale of stock through employee stock options and employee stock plan purchases and $308,000 from excess tax benefit related to stock-based compensation. The dividend payments in 2012 include the December 2012 board of directors’ declaration of quarterly dividends for the first, second, third, and fourth quarters of 2013 totaling $5.3 million, which was paid on December 31, 2012. Cash used in financing activities for the year ended December 31, 2011 of approximately $6.3 million was primarily attributable to the repurchase of 883,000 shares of Class B common stock for treasury stock totaling approximately $6.2 million and common stock dividend payments of $2.9 million, partially offset by net proceeds of approximately $1.8 million from the sale of stock through employee stock options and employee stock plan purchases and $1.0 million from excess tax benefit related to stock-based compensation. Cash used in financing activities for the year ended December 31, 2010 of approximately $8.9 million was primarily attributable to the repurchase of 1.2 million shares of Class B common stock for treasury stock totaling approximately $6.5 million and common stock dividend payments of $2.8 million offset by net proceeds of approximately $399,000 from the sale of stock through employee stock options and employee stock plan purchases and $36,000 of excess tax benefits related to stock-based compensation.

The following table summarizes our contractual obligations as of December 31, 2012, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

In thousands	Total	Less than 1 year	1-3 years	4-5 years	thereafter
Contractual Obligations:
Operating leases	$11,924	$2,235	$4,513	$4,599	$577
Other contractual obligations	5,504	$2,836	2,221	447	—

Total contractual obligations (1), (2)	$17,428	$5,071	$6,734	$5,046	$577

(1)	In February 2005 we entered into a license agreement with an advertising partner which provides for a contingent royalty based on a discounted rate of 3% (3.75% under certain circumstances) of certain of our gross revenues payable on a quarterly basis through December 2016. The royalty payment is recognized as incurred in service costs and is not included in the above schedule.
(2)	Our tax contingencies of approximately $250,000 are not included due to their uncertainty.

We anticipate that we will need to invest working capital towards the development and expansion of our overall operations. We may also make a significant number of acquisitions, which could result in the reduction of our cash balances or the incurrence of debt. Furthermore, we expect that capital expenditures may increase in future periods, particularly if our operating activity increases.

On November 1, 2012, we announced that our board of directors has authorized the company to pursue the separation of our business into two distinct publicly traded entities. The separation is expected to be a tax-free pro rata distribution in which the Company’s existing shareholders would hold interests in: (1) Marchex, a mobile advertising company focused on calls, and (2) Archeo a domain and advertising marketplace. Completion of the proposed separation is subject to certain conditions, including final approval by the Company’s board of directors, receipt of regulatory approvals, favorable tax rulings and/or opinions regarding the tax-free nature of the transaction to us and to our shareholder, further due diligence as appropriate, and the filing and effectiveness of appropriate filings with the Securities and Exchange Commission. See Note 13. Segment Reporting and Geographic Information for updates to the proposed separation.

On April 1, 2008, we entered into a three year credit agreement which provides us with a $30 million senior secured revolving credit line, which may be used for various corporate purposes including financing permitted acquisitions, subject to compliance with applicable covenants. During the first quarter of 2011, we signed an amendment to the credit agreement which extended the maturity period through to April 1, 2014 and increases the applicable margin rate by 25 basis points. As of December 31, 2012, we had $30 million of availability under the credit agreement. We have not yet determined the impact of the proposed separation on our credit agreement.

In November 2006, our board of directors authorized a share repurchase program to repurchase up to 3 million shares of our Class B common stock as well as the initiation of a quarterly cash dividend for the holders of the Class A common stock and Class B common stock. Our board of directors authorized have increases in the share repurchase program to provide for the repurchase of up to 13 million shares in the aggregate (less shares previously purchased under the share repurchase program) of our Class B common stock. Under the share repurchase program, repurchases may take place in the open market and in privately negotiated transactions and at times and in such amounts as we deem appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability, and other market conditions. This share repurchase program does not have an expiration date and may be expanded, limited or terminated at any time without prior notice. During the years ended December 31, 2011 and 2012, approximately 883,000 and 387,000 shares of Class B common stock, respectively, were repurchased under the share purchase program.

The quarterly cash dividend was initiated at $0.02 per share of Class A common stock and Class B common stock. For 2011, quarterly dividends were paid on February 15, May 16, August 15 and November 15 to Class A and Class B common stockholders of record as of the close of business of February 4, May 6, August 5 and November 5, respectively. Total dividends paid in 2011 were approximately $2.9 million. For 2012, quarterly dividends were paid on February 15, May 16, August 15, and November 15 to Class A and Class B common stockholders of record as of the close of business of February 4, May 6, August 5 and November 5, respectively and included two additional dividend payments on August 31 and December 31 to holders of record as of the close of business of August 16 and December 18, respectively. In August 2012, the Company’s board of directors approved an increase to the Company’s quarterly cash dividend on the Company’s Class A and Class B common stock, subject to capital availability, from $0.02 per share to $0.035 per share. The increase in the dividend raised the annual dividend rate to $0.14 per share or $5.3 million. The Company paid the incremental $0.015 per share dividends totaling $566,000 on August 31, 2012 to Class A and Class B common stockholders of record as of the close of business on August 16, 2012. In December 2012, the Company’s board of directors declared a quarterly dividend for the first, second, third and fourth quarters of 2013 totaling $0.14 per share on its Class A common stock and Class B common stock, which was paid on December 31, 2012 to the holders of record as of the close of business on December 18, 2012. The dividend paid totaled $5.3 million. Total dividends paid in 2012 were approximately $9.4 million.

Although we expect that the annual cash dividend, subject to capital availability, will be $0.14 per common share or approximately $5.3 million for the foreseeable future outside of the 2013 period for which dividends were paid at the end of 2012, there can be no assurance that we will continue to pay dividends at such a rate or at all. Upon completion of the proposed separation, the quarterly dividend payments are anticipated to be transitioned from Marchex to Archeo. There can be no assurances that Archeo will continue to pay dividends at such rate or at all.

Based on our operating plans we believe that our existing credit availability, resources and cash flow provided by ongoing operations, will be sufficient to fund our operations for at least twelve months. Additional equity and debt financing may be needed to support our acquisition strategy, our long-term obligations and our Company’s needs. If additional financing is necessary, it may not be available; and if it is available, it may not be possible for us to obtain financing on satisfactory terms. Failure to generate sufficient revenue or raise additional capital could have a material adverse effect on our ability to continue as a going concern and to achieve our intended business objectives. In addition, we anticipate if the proposed separation is consummated, it is likely to have a short term impact on our operating cash flow and additional financing may be necessary.